Exhibit 99.1

Contact:	Robert Mercer
DIRECTV, Inc.
(310) 726-4683

The DIRECTV Group, Inc. Announces Purchase of 100 Million Shares of Its Common Stock

EL SEGUNDO, Calif., Feb. 27, 2006 — The DIRECTV Group, Inc. (NYSE:DTV) announced that it has agreed to purchase a total of 100 million shares of its common stock, at $15.50 per share in cash, from the General Motors Special Hourly Employees Pension Trust, the General Motors Special Salaried Employees Pension Trust and the Sub-Trust of the General Motors Welfare Benefit Trust (collectively, the “GM Employee Benefit Plans”).

The transaction is expected to be completed on March 3, 2006.  After completion of this transaction, the GM Employee Benefit Plans will hold an aggregate of approximately 115 million shares of DTV common stock, which will represent less than 10 percent of the outstanding shares.  The United States Trust Company of New York acts as independent trustee for the GM Employee Benefit Plans.

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on our current beliefs or expectations and are inherently subject to uncertainties and changes in circumstances, many of which are beyond our control.  There can be no assurance that our beliefs or expectations will be achieved.

DIRECTV Group (NYSE: DTV) is a world-leading provider of digital television entertainment services. DIRECTV Group is approximately 34 percent owned by News Corporation.  DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc., which is a wholly owned subsidiary of DIRECTV Group and the nation’s leading digital television service provider with more than 15 million customers.

###